Exhibit 99.1

NEWSLETTER

BIO-key® International, Inc. Update on the S.I.C. Acquisition

It has been nearly two months since we announced the pending acquisition of S.I.C. Biometrics, a Montreal based biometric software and hardware technology company and I want to provide a brief update.

The good news is the acquisition is moving forward as planned. Although both companies are eager to complete the transaction and move forward as one combined entity, the legal and administrative process has been more time consuming than originally anticipated.

To forward future progress BIO-key and SIC have been sharing technical intelligence along with coordinating sales and marketing strategies in anticipation of building a strong pipeline of opportunities.  You may have noticed BIO-key's new and updated marketing materials include both our traditional software solution offerings as well as the SIC Biometrics iFMID mobile technology and Smart Prox offerings.

Since the initial announcement of the pending transaction, both S.I.C. and BIO-key have witnessed an increase in customer inquiries from commercial and government agencies that are seeking state of the art mobile biometric security solutions.

Based upon the current progress along with the customary legal and administrative requirements, BIO-key is confident that the acquisition will be completed in the coming weeks.

Mike DePasquale